Exhibit 99.01

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
May 15, 2008

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR FIRST QUARTER 2008
Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $5,460,000 and net income of $149,000 for the quarter ended March 31, 2008 compared to total revenue of $5,009,000 and net income of $234,000 for the same quarter of 2007.  Net income per share for the three months ended March 31, 2008 decreased to $ 0.06 per share from $ 0.09 per share for the same period in 2007.

Increases in the cost of manufacturing and price erosion in the highly competitive sensor and custom injection molding markets are the primary cause for the over 30% decrease in net income and earnings per share for the quarter ending March 31, 2008 compared with the same period in 2007.  Additionally, in preparation for Sarbanes Oxley Section 404 compliance, the Company is experiencing an increase in corporate costs. This includes an enterprise management software system implementation and Section 404 compliance specific costs which we began to expend in the fourth quarter of 2007 and which will continue through at least the third quarter of 2008.

James E. Rouse, the Company’s President and CEO commented, “Although we are encouraged by our increase in revenue, management is focused on improving gross margin on existing product lines through technological and process improvements along with developing new business with higher gross margin potential.  We remain very confident that our long term diversification strategy, including acquisitions, and our investment in capital equipment and resources will result in continuing growth.  Higher profit from projects and programs in development or early stage production are expected to positively affect our margins over the long term.”

The Company, through Micron, manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.  Micron’s Leominster Tool division provides high end mold design and manufacturing for the injection molding industry.  The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com
http://leominstertool.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.